Exhibit 99.1

M/I Homes, Inc.
Announces Proposed Offering of Senior Notes

Columbus, Ohio (October 27, 2014) - M/I Homes, Inc. (NYSE: MHO) announced today that it plans to offer, subject to market and other conditions, $350 million aggregate principal amount of senior notes in two series (collectively, the “New Senior Notes”) in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). One series of the New Senior Notes will mature in 2019 and the other series will mature in 2022. The offering of the New Senior Notes has not been registered under the Securities Act or any state securities laws, and the New Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Company intends to use a portion of the net proceeds from this offering to repurchase or redeem all $230 million aggregate principal amount of its outstanding 8.625% senior notes due 2018. Any remaining proceeds from this offering will be used for general corporate purposes.

This press release is neither an offer to sell nor the solicitation of an offer to buy any of the New Senior Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 89,300 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase (exclusively by M/I), and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio,

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227